Exhibit 99.1

Vishay Intertechnology Announces $35 Million Global Cost Reduction Programs

MALVERN, PENNSYLVANIA – August 3, 2015 – Vishay Intertechnology, Inc. (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive components, today announced global cost reduction programs as part of its continuous efforts to improve efficiency and operating performance.

The programs include a plan to reduce selling, general, and administrative ("SG&A") costs company-wide, and targeted streamlining and consolidation of production for certain product lines within its Capacitors and Resistors & Inductors segments.  The programs in total are expected to lower costs by approximately $35 million annually (at current volumes) when fully implemented, at expected cash costs (primarily severance) of approximately $30 million.  The implementation of these programs will not impact planned research and development activities, or the Company's growth initiatives in Asian markets.

The Company expects to reduce SG&A costs by approximately $17 million annually.   These SG&A cost reductions should be fully achieved by the end of 2016.  The Company will first solicit volunteers to accept a voluntary separation / early retirement offer.  The voluntary separation benefits vary by country and job classification, but generally offer a cash loyalty bonus.  Additional involuntary terminations will likely be necessary to achieve the cost reduction targets.

The targeted plans to streamline and consolidate production of certain product lines are expected to decrease costs of products sold by approximately $18 million annually (at current volumes).  These plans include the Zwolle, Netherlands aluminum capacitors facility closure announced on June 30.  Except for the Zwolle facility, no other facility closures are currently expected pursuant to these programs.  These production transfers will be completed in steps by the end of 2017.  These newly announced programs do not alter or expand the MOSFETs Enhanced Competitiveness Program, announced in 2013 and currently being implemented by the Company.

Commenting on the cost reduction programs, Dr. Gerald Paul, Vishay's President and Chief Executive Officer, said, "While results have been satisfactory given the business environment, recent revenues have been below our expected run-rate.  We must align our cost structure to match this level of revenue.  At the same time, we continue to invest in our technical capabilities to accelerate long-term growth."

The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

Except for these programs, the Company does not anticipate any other material restructuring activities during the remainder of 2015 or 2016.  However, a continued sluggish business environment for the electronics industry or a significant economic downturn may require the Company to implement additional restructuring initiatives.

About Vishay

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including costs related to its cost reduction programs, timing of the programs and anticipated annual savings, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; delays or difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300